Exhibit 6.16

FIRST AMENDMENT TO

THE SECURITIES PURCHASE AGREEMENT

by and between

COMMUNITY HERITAGE FINANCIAL, INC.

and

WILLIAM H. POFFENBARGER, JR.

This First Amendment to the Securities Purchase Agreement (“Amendment”) is made as of this 1st day of February, 2019, by and between Community Heritage Financial, Inc., a Maryland corporation (the “Purchaser”), and William H. Poffenbarger, Jr., a resident of the State of Maryland (the “Seller”).

WHEREAS, the Purchaser and the Seller entered into a Securities Purchase Agreement dated as of November 27, 2018 (the “Agreement”); and

WHEREAS, the Purchaser and the Seller desire to amend the Agreement as provided and only as provided herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual representations and warranties, covenants, and agreements contained herein, the Purchaser and the Seller, intending to be legally bound hereby, agree as follows:

1.	Section 4.14 of the Agreement is deleted in its entirety and replaced with the following:

4.14    Capitalization; Subsidiaries.

a)       As of the date hereof, the authorized capital stock of MFG consists of two thousand (2,000) shares of capital stock, par value $0.01 per share, one thousand (1,000) of which have been designated as common stock and are issued and outstanding. MFG has no other authorized classes of stock. All of the issued and outstanding shares of capital stock of MFG are owned by the Seller. All issued and outstanding shares of capital stock of MFG have been, and as of Closing will be, duly authorized and validly issued and are fully paid and non-assessable, have been issued in compliance with all applicable state and federal securities laws in all material respects, and were not issued in violation of, or subject to, any preemptive, subscription or other similar rights of any stockholder of MFG imposed by the Requirements of Law. There are no outstanding options, warrants, rights, or agreements, orally or in writing, for the purchase or acquisition from MFG of any shares of capital stock, and, except as set forth in the Disclosure Schedules, neither the Seller nor MFG is a party to or subject to any agreement or understanding and, to the Seller’s Knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of MFG.

b)	MFG stock certificate no. 1, representing 1,000 shares of common stock of MFG and issued to the Seller on October 16, 2003, as reflected in the stock ledger of MFG entitled “Records of Certificates Issued and Transferred,” as previously provided to the Purchaser, was cancelled in connection with the Seller’s sale of 490 of such shares to Kim L. Clark. On April 2, 2007, MFG issued (i) stock certificate no. 2 to the Seller representing the 510 shares of common stock of MFG not sold to Ms. Clark and (ii) stock certificate no. 3 to Ms. Clark representing the 490 shares of common stock she purchased from the Seller. On November 2, 2009, the Seller repurchased the 490 shares of MFG common stock from Ms. Clark, and MFG cancelled stock certificate no. 3 and issued to the Seller stock certificate no. 4 representing such 490 shares of MFG common stock. On January 28, 2019, the Seller represented to MFG that it was unable to locate stock certificate no. 4, and in connection therewith the Seller executed an Affidavit and Agreement of Indemnification (Concerning Lost Share Certificate) on February 1, 2019 certifying, among other things, that stock certificate no. 4 had been lost, mislaid, stolen, or destroyed. On January 28, 2019, the Seller cancelled stock certificates no. 2 and 4 and re-issued the aggregate 1,000 shares of MFG common stock represented thereby on stock certificate no. 5. As of the date of this Amendment, all issued and outstanding shares of common stock of MFG are represented by MFG stock certificate no. 5.

c)	MFG has no Subsidiaries.

2.	Section 8.8 of the Agreement is deleted in its entirety and replaced with the following:

8.8       Survival. All representations, warranties, and acknowledgements set forth in Section 3 and Section 4 (other than Section 4.14) shall terminate as of the Closing Date and thereafter shall expire and be given no further force or effect. The representations, warranties, and acknowledgements set forth in Section 4.14 and the covenants set forth in Section 5 (other than Sections 5.3 and 5.8) shall survive the Closing.

3.	All Sections of the Agreement not amended by this Amendment remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:		COMMUNITY HERITAGE FINANCIAL, INC.

By:		By:
Name:	Dawn R. Woods	Name:	Robert E. Goetz, Jr.
Title:	Corporate Secretary	Title:	President and Chief Executive Officer

ATTEST:

By:	By:
Name:	Name:	William H. Poffenbarger, Jr.
Title: